Exhibit 3.17

N. Y. S. DEPARTMENT OF STATE
DIVISION OF CORPORATIONS AND STATE RECORDS ALBANY, NY 12231-0001

FILING RECEIPT

ENTITY NAME: MOBIQUITY TECHNOLOGIES, INC.

DOCUMENT TYPE: AMENDMENT (DOMESTIC BUSINESS) COUNTY: NASS
STOCK

FILED:08/24/2020 DURATION:********* CASH#:200824000191 FILM #:200824000178

FILER:

MORSE & MORSE PLLC
2100 DEER PARK AVENUE
SUITE 1A
DEER PARK, NY 11729

ADDRESS FOR PROCESS:

REGISTERED AGENT:

STOCK: 105000000 PV .0001000

SERVICE COMPANY: BLUMBERG/EXCELSIOR CORPORATE SERVICES SERVICE CODE: 39

FEES	95.00	PAYMENTS	95.00
FILING	60.00	CASH	0.00
TAX	0.00	CHECK	0.00
CERT	0.00	CHARGE	0.00
COPIES	10.00	DRAWDOWN	95.00
HANDLING	25.00	OPAL	0.00
		REFUND	0.00

DOS-1025 (04/2007)

STATE OF NEW YORK DEPARTMENT OF STATE I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original. WITNESS my hand and official seal of the Department of State, at the City of Albany, on August 25 , 2020 . Brendan C. Hughes Executive Deputy Secretary of State Rev. 06/13

20 08.240 0 0 11k CERTIFICATE OF AMENDMENT OF MOBIQUITY TECHNOLOGIES, INC. Under Section 805 of the Business Corporation Law IT IS HEREBY CERTIFIED THAT: I. The name of the corporation is MOBIQUITY TECHNOLOGIES, INC. 2. The certificate of incorporation was filed by the New York Department of State on the 26 111 day of March 1998 under the Corporation's original name Ace Marketing & Promotions, Inc., and was amended and restated thereafter prior to the date hereof (as amended and restated, the "Certificate of Incorporation"). 3. The Corporation shall amend the Certificate of Incorporation by amending and restating the first paragraph of Article FOURTH which shall read as follows: "FOURTH : The total number of shares of stock which the corporation shall have authority to issue is one hundred five million ( 105 , 000 , 000 ), of which one hundred million ( 100 , 000 , 000 ) shares, par value of one - tenth of a m ii ( $ . 0001 ) each, amounting in the aggregate to ten thousand ( $ 10 , 000 ) dollars, shall be common stock and of which five million ( 5 , 000 , 000 ) shares, par value of one tenth of a mil ( $ . 000 I) each, amounting in the aggregate to five hundred ( $ 500 ) dollars, shall be preferred stock, One million five 111 . indred thousand ( 1 , 500 , 000 ) of the authorized shares of Preferred Stock are hereby designated "Series AA Preferred Stock . " One Million two hundred fifty thousand ( 1 , 250 , 000 ) of the authorized shares of Preferred Stock are hereby designated "Series AAA Preferred Stock . " One Thousand two hundred fifty ( l , 250 } of the authorized shares of Preferred Stock are hereby designated "Series AAAA Preferred Stock . " One Thousand fiv hundred ( 1 , 500 ) of the authorized shares of Preferred Stock are hereby designated "Series C Prefen · ed Stock . " Two (2) of the authorized shares of Preferred Stock are hereby designated "Class B Prefer 1 - ed Stock . " Seventy Thousand ( 70 , 000 ) of the authorized shares of Preferred Stock are hereby designated "Se 1 ·ies E Preferred Stock . " 4. Upon filing of this Certificate of Amendment to the Certificate of Incorporation, the Certificate of Incorporation shall be further amended to add a new Section 7 to Article FOURTH which shall read as follows : "Pursuant to the Business Corporation Law, upon the filing of this Certificate of Amendment (this "Amendtnent") to the Certificate of Incorporation with the New York Department of State (the "Effective Time"), each 400 shares of the corporation's common stock, par value $ 0 . 0001 per share, issued and outstanding immediately prior to the Effective Time (the "Old Shares") shall automatically be combined i nto 1 911312 200824000178 one validly issued, fully paid and non - assessable share of common stock without any further action by the corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split") . The corporation shall not issue fractional · share s in connecti . on with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall have their fractional share rounded up to the nearest whole number as of the Effective Time . " 5. This Certificate of Amendment was duly adopted in accordance with Section 803 of the Business Corporation Law of the State of New York (the "BCL") by the Board of Directors of the corporation by unanimous written consent of the Board of Directors of the corporation pursuant to Section 708 (b) of the BCL, and by affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon by written consent of stockholders of the corporation in accordance with Section 615 of the BCL . 6. The effective date of this filing shall be the later of September 2 , 2020 or the date as established by Financial Industry Regulatory Authority, Inc . IN WITNESS WHEREOF, the undersigned hereby affinns that and under penalties of perjury. Dated: August 18, 2020 2 911312

- . .. . . .. . .,,,,, 20 os 2 4 o oo ,, r CERTIFICATE OF AMENDMENT - ll> ('J s;2 ::z: C' ..::r Under Section 805 of the Business Corporation Law. N (.!) :::> c - OF MOBIQUITY TECHNOLOGIES, INC. · o ··L!J. _J Filed by: Morse & Morse P L LC 2100 Deer Park Avenue, suite I A Deer Park, NY 11729 r - (City, State and Zip code) 0 M C ) w > - · w u w 111:::: BLU - 39 DRAWDOWN Lf:.O 0 7 - . , _ r, - . • ...,.. 3 I {L,, .. . _ STATE OF NEW YORK - 1l1J12 DEPARTMENT OF STATE AUG 24 2020 FILED TAXS i< - BY: :_ - f - pc ---- \ \